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                                                                  EXHIBIT 11.1

                        APPLIED SIGNAL TECHNOLOGY, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                      (In thousands except per share data)

                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                          -------------------   -------------------
                                          MAY 3,    APRIL 28,   MAY 3,    APRIL 28,
                                           1996       1995       1996       1995
                                          ------    ---------   ------    ---------
Number of shares:
  Weighted average outstanding common     $7,168     $7,152     $7,256     $7,178
Dilutive common stock equivalents of:
  Stock options (treasury stock
     method)(1)                              737        425        584        436
                                          ------     ------     ------     ------
                                           7,905      7,577      7,840      7,614
                                          ======     ======     ======     ======
Net income                                $   79     $  270     $  229     $1,290
Net income per common share               $  .01     $  .04     $  .03     $  .17
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(1)  Effect of assumed exercise of all dilutive stock option and assumed repurchase of shares from proceeds.